Exhibit 99.1

Investor and Media Contact:
Reid Cox
Director of Investor Relations
& Business Development
(209) 926-3417
rcox@pacwest.com

Pac-West Telecomm Announces Extension of

Early Tender Premium Deadline

Stockton, CA — November 14, 2003 — Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers (SPs) and small and medium-sized enterprises (SMEs) in the western U.S., today announced that it had extended the early tender premium deadline for its previously announced cash tender offer (the “Tender Offer”) to purchase up to $74.0 million, or approximately 77.8%, of the $95.1 million outstanding principal amount of its Series B 13.5% Senior Notes due 2009 (the “Notes”). The early tender premium deadline, which was 5:00 p.m., New York City time, on November 14, 2003, has been extended to 5:00 p.m., New York City time, on November 17, 2003. The terms of the Tender Offer remain otherwise unchanged. The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on December 4, 2003.

As of 5:00 p.m., New York City time, on November 14, 2003, less than a majority in principal amount of the Notes outstanding had been validly tendered and not withdrawn.

UBS Securities LLC is acting as exclusive dealer manager and solicitation agent for the tender offer and the consent solicitation. The depositary for the tender offer is Wells